Exhibit 8




                        GENERAL MOTORS CORPORATION
                        3044 WEST GRAND BOULEVARD
                         DETROIT, MICHIGAN 48202



                                    November 14, 1995



General Motors Corporation
3044 West Grand Boulevard
Detroit, Michigan 48202

Dear Sirs:

     In connection with the General Motors Corporation (the "Corporation") registration of the Medium-Term Notes Due from Nine Months or More from Date of Issue (the "Notes") which will be offered by the Corporation at an aggregate price of up to $2,000,000,000, I have acted as tax counsel to the Corporation, and in that capacity have furnished certain opinions to it. I hereby confirm to you the opinion as set forth under the heading "United States Federal Taxation" in the Prospectus Supplement covering such notes which is part of the registration statement to which this letter is attached as an exhibit. As indicated in the opinion, the discussion sets forth a general summary of all material United States Federal income tax consequences of the ownership and disposition of the Notes as applied to original holders purchasing Notes at the issue price. Holders are advised to consult their own tax advisors with regard to the application of the income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign tax jurisdiction.

     I hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement, as amended, and the reference to tax counsel under the heading "United States Federal Taxation" in the Prospectus Supplement. By providing the foregoing consent, I do not admit that tax counsel falls within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended.

                                     Very truly yours,



                                     s/ Robert N. Dietz
                                     ------------------
                                     Robert N. Dietz
                                     Tax Attorney